Exhibit 99.1

BioPharmX Corporation Reports Third Quarter Financial Results

MENLO PARK, Calif., Dec. 14, 2015 /PRNewswire/ -- BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company focusing on dermatology and women's health, today announced its financial results for the third fiscal quarter ended October 31, 2015.

Recent Highlights:

  Completed a direct investment of approximately $5.9 million in gross proceeds through the sale of 4,100,000 shares of the company's common stock at a purchase price of $1.43 per share to investment vehicles of Franklin Advisers.
  Announced early positive pre-clinical data for BPX-01, the company's unique topical formulation of minocycline, suggesting a 1% dose works as well as other 4% topical products under development, reducing potential side effects.
  Added 3,025 GNC store locations supplying Violet® iodine, the company's breast health supplement, raising its U.S. retail footprint to more than 7,500 stores.
  Appointed AnnaMarie Daniels, a life science industry veteran, as executive vice president of clinical and regulatory affairs.

"We continue to make meaningful progress in our strategic and clinical development initiatives," said Jim Pekarsky, chief executive officer. "We are delighted to have secured additional financing, as well as the confidence of Franklin Advisers in our product development and growth plans. Their direct investment has bolstered our balance sheet and enables further investment in our clinical programs and product pipeline. We are in a unique and exciting position today as we move towards further clinical development of our topical acne treatment and other initiatives in our pipeline. We look forward to bringing the benefits of our health and wellness products to patients."

Third Quarter Financial Results
Total operating expenses were $3.8 million for the quarter ended October 31, 2015, compared to $2.2 million the prior year quarter primarily as a result of increased expenditures for the company's acne drug pre-clinical preparations and continued marketing and commercialization efforts for Violet iodine.

Net loss for the third quarter was $3.9 million, or $0.18 per share, compared to a net loss of $2.3 million, or $0.21 per share, during the prior year quarter.

Excluding stock-based compensation expense and amortization of purchased intangible assets, non-GAAP net loss for the third quarter was $3.6 million, or $0.17 per share, compared with a net loss of $1.9 million, or $0.18 per share, during the prior year quarter.

Cash and cash equivalents as of October 31, 2015 were $2.2 million. Since the close of the third quarter, the company completed a direct investment with Franklin Advisers of approximately $5.9 million in gross proceeds. The company also expects proceeds of $2 million in cash from the closing of a previously announced private placement with Korea Investment Partners Overseas Expansion Platform Fund, an existing shareholder.

Management Overview and Recent Business Developments
Beyond its first commercially available product, Violet iodine, BioPharmX Corporation is also pursuing the development of novel products targeting large dermatologic markets. These include:

BPX-01
BPX-01, the company's topical acne drug, will deliver minocycline in a directly applied, gel-like treatment that effectively treats acne, but with fewer expected side effects than its oral counterpart. During the third quarter, the company presented pre-clinical data at three key dermatology seminars suggesting that a 1% dose of minocycline in BPX-01 can work as well as the 4% topical products that are under development by competitors, lowering the likelihood of side effects. The company expects to file an IND with the FDA for BPX-01 and currently anticipates Phase 2 (505)(b) clinical trials to commence in early calendar year 2016.

BPX-02
BPX-02 is still in research mode as the company continues to make progress in the development of a prescription drug formulating biologics materials for a dermatology application.

BPX-03 and Violet Iodine
BPX-03, the company's prescription strength molecular iodine product that complements its Violet iodine product, is in development and the company plans to complete a multi-site IRB study over the next 12 months in preparation for Phase 3 trials. Phases 1 and 2 of these trials have already been completed. Both the Violet iodine supplement and BPX-03 are uniquely formulated for the treatment of fibrocystic breast condition as well as overall breast health.

Conference Call & Webcast
BioPharmX will host a conference call at 4:30 p.m. Eastern Time on Monday, December 14, 2015 to discuss its third quarter financial results. A live webcast of the conference call will be available online on the Investor page of BioPharmX corporate website at www.biopharmx.com. You may also access this call through an operator by calling (866) 652-5200 for domestic callers and (412) 317-6060 for international callers, and request to join the BioPharmX Corporation call.

A telephonic replay of the call will be available through midnight ET on December 15, 2015. The replay dial-in numbers are (877) 344-7529 for domestic callers and (412) 317-0088 for international callers; and reference Conference ID: 10076919. The webcast will also be available on the BioPharmX website for 90 days following completion of the call.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company, which seeks to provide products through proprietary platform technologies for prescription, over-the-counter (OTC), and supplement applications in the health and wellness markets, including dermatology and women's health. To learn more about BioPharmX, visit www.BioPharmX.com.

Use of Non-GAAP Measures
BioPharmX Corporation has supplemented its reported GAAP financial information with non-GAAP measures, non-GAAP net loss available to common shareholders, and non-GAAP net loss available to common shareholders per share, that do not include a one-time charge related to the modification of certain warrants, stock-based compensation and the amortization of purchased intangible assets. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses the non-GAAP information internally to evaluate its ongoing business, operational performance and cash requirements and believes these non-GAAP measures are useful to investors as they provide the same basis for evaluating BioPharmX Corporation's performance as applied by management.

BioPharmX Corporation has provided a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. These non-GAAP measures may be different from non-GAAP measures used by other companies, including peer companies, and therefore, comparability may be limited. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. BioPharmX Corporation believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and that these measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. BioPharmX Corporation encourages investors and others to review the company's financial information in its entirety and not rely on a single financial measure.

In the first quarter of fiscal year 2016, BioPharmX Corporation amended certain warrants resulting in a one-time charge. This amount is excluded from its non-GAAP net loss available to common shareholders and non-GAAP net loss available to common shareholders per share because it is not reflective of ongoing operating results in the period incurred.

Stock-based compensation expenses represent non-cash charges related to equity awards granted by BioPharmX Corporation. Although these are recurring charges to BioPharmX Corporation's operations, management believes the measurement of these amounts can vary considerably from period to period and depend substantially on factors that are not a direct consequence of operating performance that is within management's control. Thus, management believes that excluding these charges from non-GAAP net loss available to common shareholders and non-GAAP net loss available to common shareholders per share facilitates comparisons of BioPharmX Corporation's operational performance in different periods, as well as with similarly determined non-GAAP financial measures of comparable companies.

Amortization of purchased intangible assets results from the purchase of a license related to molecular iodine technology. These amounts are excluded from non-GAAP net loss available to common shareholders and non-GAAP net loss available to common shareholders per share because it is not reflective of ongoing operating results in the period incurred.

Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions, and strategies, including, but not limited to, statements regarding the success of the commercialization of VI2OLET iodine, the effectiveness of BPX-01, the timing with respect to filing an IND and clinical trials for BPX-01, the successful completion of multi-site IRB studies for BPX-03; the successful advancement of the company's product candidates and development pipeline, the expected use of proceeds from the financing and the successful completion of the private placement with Korea Investment Partners Overseas Expansion Platform Fund. These forward-looking statements may be identified by words such as "plan," "expect," "anticipate," "believe" or similar expressions that are intended to identify such forward-looking statements.

These forward looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company's filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the period ended October 31, 2015. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

BioPharmX and Violet are registered trademarks of BioPharmX, Inc.

---TABLES TO FOLLOW---

BIOPHARMX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2015	2014	2015	2014

Revenues, net	$ 20	$ -	$ 29	$ -
Cost of goods sold	19	-	38	-
Gross margin (deficit)	1	-	(9)	-

Operating Expenses
Research and development	1,649	664	3,866	1,827
Sales and marketing	1,270	775	3,658	1,424
General and administrative	930	753	3,074	2,016
Total operating expenses	3,849	2,192	10,598	5,267

Loss from operations	(3,848)	(2,192)	(10,607)	(5,267)
Other income (expense)	-	19	(436)	(17)
Loss before income taxes	(3,848)	(2,173)	(11,043)	(5,284)
Provision for income taxes	2	-	2	-
Net and comprehensive loss	(3,850)	(2,173)	(11,045)	(5,284)

Accretion on Series A convertible redeemable preferred stock	-	(39)	(202)	(66)
Deemed dividend on Series A convertible redeemable preferred stock	-	(51)	(201)	(96)
Net loss available to common stockholders	$ (3,850)	$ (2,263)	$ (11,448)	$ (5,446)

Net loss per share
Basic and diluted	($0.18)	($0.21)	($0.71)	($0.53)
Shares used in computing net loss per share
Basic and diluted	21,037	10,872	16,109	10,268

BIOPHARMX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	October 31,	January 31,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$ 2,181	$ 1,305
Accounts receivable	9	1
Inventories	336	160
Prepaid expenses and other current assets	279	239
Total current assets	2,805	1,705

Property and equipment, net	224	234
Intangible assets, net	127	149
Other assets	85	85
Total assets	$ 3,241	$ 2,173

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$ 1,761	$ 1,152
Accrued expenses and other current liabilities	726	405
Total current liabilities	2,487	1,557

Series A convertible redeemable preferred stock	-	6,823

Stockholders' equity (deficit)	754	(6,207)

Total liabilities and stockholders' equity (deficit)	$ 3,241	$ 2,173

BIOPHARMX CORPORATION
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share Available to Common Stockholders
(in thousands, except per share amounts; unaudited)

		Three Months Ended		Nine Months Ended
		October 31,		October 31,
		2015	2014	2015	2014

GAAP net loss available to common stockholders		$ (3,850)	$ (2,263)	$ (11,448)	$ (5,446)

Expense related to modification of warrants		-	-	436	-
Amortization of purchased intangible assets		7	-	22	-
Stock-based compensation expense
-	Research and development	38	54	163	131
-	Sales and marketing	93	38	300	83
-	General and administrative	111	225	403	429
	Total stock-based compensation expense	242	317	866	643
Total reconciling items		249	317	1,324	643
Non-GAAP net loss available to common stockholders		$ (3,601)	$ (1,946)	$ (10,124)	$ (4,803)

GAAP net loss available to common stockholders per share		$ (0.18)	$ (0.21)	$ (0.71)	$ (0.53)
Reconciling items
-	Expense related to modification of warrants	-	-	0.03	-
-	Amortization of purchased intangible assets	-	-	-	-
-	Stock-based compensation expense	0.01	0.03	0.05	0.06

Non-GAAP net loss per share: basic and diluted		$ (0.17)	$ (0.18)	$ (0.63)	$ (0.47)

Shares used in computing non-GAAP net loss per share
Basic and diluted		21,037	10,872	16,109	10,268

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CONTACT: Media Contact, Nina Brauer, nbrauer@biopharmx.com (650) 889-5030; Investor Relations Contact, Lynn Pieper or Leigh Salvo, investors@biopharmx.com (415) 513-1281, Amato and Partners, LLC, Investor Relations Counsel, admin@amatoandpartners.com